Exhibit 99.1

DSP Group Announces Appointment of Shira Fayans Birenbaum to its Board of Directors

San Jose, Calif., April 19, 2021 - DSP Group, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, today announced the appointment of Mrs. Shira Fayans Birenbaum to its Board of Directors, effective April 12, 2021. Gabi Seligsohn, who has served on the Company’s board during the past eight years, will not stand for re-election at the 2021 annual shareholders meeting in light of his recent appointment as executive chairman of an energy storage company listed on the Tel-Aviv stock exchange.

“We are very pleased to add a business executive of Shira’s caliber to our Board. We are confident that with her record of accomplishments both as a senior executive at Microsoft Israel and as a seasoned corporate leader, Shira will be a valuable contributor to the DSP Group Board. I would also like to thank Gabi on behalf of the Board for his outstanding contributions to the DSP Group board and wish him success in his new role.” said Mr. Kenneth Traub, DSP Group’s Chairman of the Board of Directors.

Mr. Ofer Elyakim, CEO of DSP Group, added,” We welcome Shira to our Board. Her sales and marketing expertise, knowledge of the markets within which the company operates, and the leadership she has proven in the past will contribute to DSP Group’s future success. I would like to thank Gabi for his support, advice and contribution to DSP Group over the past eight years. ”

Mrs. Fayans Birenbaum commented, "I look forward to serving on the DSP Group Board, contributing to DSP Group's continued success in the marketplace and leveraging my experience to support and advise management to benefit the company and its shareholders."

Shira is an established executive, leader, and coach, with a long track record of B2C and B2B, digital transformation, and business growth expertise. She has vast experience in financial business performance management, P&L management, strategic planning, business development, sales, marketing, operations and entrepreneurship. She also brings extensive online sales and marketing expertise that she has applied across various industries, including technology, telecom, mobile, software, and finance. Shira brings years of experience serving as a board member on various publicly traded companies in the financial, insurance, real estate and manufacturing secotrs in Israel.

Shira serves as global president of CYMPIRE Ltd., a disruptive cyber simulation platform. Prior to that Shira served as COO and CMO of Microsoft Israel, she had responsibility for all marketing and operational aspects of Microsoft Israel’s daily business, including budget, investments, business programs, analytics, strategy, and their financial aspects and implications. Prior to that Shira held senior executive roles in PWC consulting and Orange Israel. Shira holds an MBA degree and a BA degree in French and General Studies both from Tel Aviv Univesity.

About DSP Group

DSP Group, Inc. (NASDAQ: DSPG) is a global leader in wireless chipsets for a wide range of smart-enabled devices. The company was founded in 1987 on the principles of experience, insight and continuous advancement. We seek to consistently deliver next-generation solutions in the areas of voice, audio, video and data connectivity. Experts in voice processing, DSP Group invests heavily in innovation for the smart future. The result is leading-edge semiconductor technology that allows our customers to develop products that enhance user experiences. From mobile phones to VoIP and virtual assistants using cloud-based voice services, DSP Group answers the growing demand for the ever-expanding collection of voice-controlled smart devices. For more information, please visit www.dspg.com or follow on Twitter and LinkedIn.

Contact:

Shiri Weiss Ovadia

Marketing & Communications

DSP Group Inc.

+1 (408) 986-4300

Shiri.Weiss@dspg.com